UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On February 23, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in The Philadelphia Inquirer:

George Norcross v. Vernon Hill: Onetime allies fight over Philly’s Republic Bank

The Philadelphia Inquirer

By Joseph DiStefano and Catherine Dunn

February 23, 2022

Both Norcross and Hill have a long history of fighting to improve their investments.

Vernon Hill and George Norcross, once allies, are digging in for what could be a protracted fight for control of Philadelphia-based Republic Bank.

Supporters of each side say the two veterans of many business battles are bracing for a long struggle, with rival lawyers, investment bankers, and other advisers prepared to dig in for months, or longer, if necessary.

Shares of the bank, which trade on the Nasdaq stock market as Republic First Bancorp under the symbol FRBK, had lost value since Hill became chief executive in 2019. But the stock has risen since Norcross and a group of allied investors began calling for Hill’s ouster and for other big changes at the bank, starting late last month.

Hill sought to remake Republic in the image of his earlier, much larger company, the former Commerce Bancorp.

Hill boasted that Marlton-based Commerce was “America’s most convenient bank,” with well-staffed teller windows and drive-up lanes, glass walls and a big red-letter logo, all copied by Republic.

At its height, Commerce operated nearly 500 branches in the New York-to-Washington corridor. Its occasional celebrity pitchmen including Hill’s golfing buddy, the future president, Donald J. Trump.

But Hill was forced out after a run-in with banking regulators, in which Norcross and other Commerce directors effectively sided with the regulators. Commerce was sold to TD Bank — leaving Hill with shares worth $400 million, but also a legacy of bitterness. (Hill went on to found a British version of Commerce, Metro Bank Plc, where he was forced to step down as chief executive three years ago after acknowledging that it failed to report problem loans.)

Republic’s branch expansion is an issue

At Republic, Hill has built a network of 33 Philadelphia, suburban, South Jersey and New York branches at a time when most banks are closing branches.

In a series of letters to shareholders, Norcross has criticized Hill’s expansion strategy, which he calls expensive and unprofitable, and called for more investment in technology.

A week before Norcross took his Republic campaign public, Piper Sandler analyst Frank Schiraldi acknowledged Republic’s high expenses in 2021 in a report to clients, but said the bank attributed much of that to new technology spending, and added that revenues had grown faster than expenses over the last year.

Other investors weren’t impressed by last year’s results. But they reacted favorably to Norcross’ attack on Hill by bidding the stock above $5 for the first time since 2019, as if investors now saw reasons to hope for a more profitable direction. The stock closed Tuesday at $5.33.

Norcross, head of the insurance agency Conner, Strong & Buckelew, chairman of Cooper Health, and a longtime Democratic Party leader, alongside allies including former TD executive Greg Braca, have amassed nearly 10% of the shares of Republic First — almost as much as Hill himself controls.

On the other side, a handful of Hill’s allies — directors and top bank executives — earlier this month bought a relatively modest number of shares, at below-market prices, U.S. Securities and Exchange filings show. Companies often use such lower-priced shares to reward insiders.

Some directors, including veteran Philadelphia advertising executive (and past Inquirer co-owner, publisher and CEO) Brian Tierney, have so far held on to the newly acquired shares and boosted their total holdings, records show. Tierney is also a member of The Inquirer’s board of directors.

But other insiders quickly sold their bargain-priced shares, taking advantage of the Norcross share-price jump.

Not their first rodeo

Both Hill and Norcross are veterans of battles for control over area companies. In 2003, Hill’s Commerce Bank funded a group headed by Norcross in its takeover of an eyecare chain, U.S. Optical. Norcross was later a co-owner of The Inquirer, before he was bought out by the late H.F. Lenfest and Lewis Katz after a court battle over control of the company.

After Commerce, Hill invested in a string of private companies, including two Philadelphia-area employers: the Saladworks restaurant chain and pet-insurer Petplan, where he engaged in long-running court battles after falling out with the founders. Those struggles ended with the sale of Saladworks and new management at Petplan.

The Norcross team has called on Republic to add Norcross and Braca to its board.

It also urged investors to vote for three insurgent directors nominated by activist investor Driver Management Co. to run against Hill and two of his allies in the next board election — which has not yet been scheduled.

“There’s a really clear and urgent need for change at Republic First,” Driver’s founder and boss Abbott Cooper told The Inquirer on Tuesday.

Cooper said his lawyers are pressing Republic to meet in April, as it did last year, for the annual shareholder meeting and board vote, and “not to screw around with the date” in hopes of delaying the election.

Cooper, whose firm owns about 1.3% of Republic, said Norcross’ group has hired top New York talent, including the banking-law group at law firm Sullivan & Cromwell, a sign they are serious about challenging Hill.

“They have represented so many banks, but I don’t think I’ve ever seen them represent an activist investor before,” Cooper added. “You don’t hire a firm like S&C just from spite.”

He said the broad nature of Norcross’ attack suggests that the group is preparing a bold move — maybe an offer to buy the bank outright, a sale to a larger bank, or at least new management that will drop unprofitable branches and other assets and make more tech-backed loans.

Cooper says investors’ hope for change likely explains why the stock has been rising since Norcross publicly declared war.

“Vernon has a genius for retail banking” but lends very conservatively, resulting in low profitability and low share prices, Cooper concluded. “They need to do something with all those deposits. Or this could be the third bank Vernon will be tossed out of.”

Hill and his representatives had no comment.

How long can Republic resist? To be sure, Pennsylvania companies enjoy an extra layer of protection against hostile takeovers: The state’s corporate law, unlike that of Delaware and other states favored by corporations, allows boards to do what they believe is best for management, employees, or communities, not just shareholders.

But in a letter to investors Feb. 17, Norcross’ group cited another provision of state law, which gives shareholders the right to “inspect the books and records” of a Pennsylvania-based company, and demand information to make it easier for insurgents to contact shareholders directly.

According to Cooper, the activist investor, that part of Pennsylvania’s law strongly favors dissatisfied investors by making it easier for them to reach potential supporters.

For its part, on Feb. 11 Republic pledged to consider the Norcross group’s proposals “carefully and objectively” and are “open to any and all proposals to maximize value.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 697,353 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 340,496 shares of Common Stock, including 1,000 shares held in record name. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 334,925 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 5,932 shares of Common Stock.